Exhibit 99.1

Inventergy Announces Exchange of Preferred Stock into Common Stock

CAMPBELL, CA—October 7, 2015 - Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced that it has concluded an agreement with holders of its preferred stock to exchange their Series A-1, Series A-2, and Series B Preferred Stock into shares of common stock of Inventergy. The agreement extinguishes legacy preferred stock rights of those preferred holders, including anti-dilution rights and other terms leftover from when Inventergy was a private company.

Under the terms of the agreement, the Company will issue to such holders, in the aggregate, 5,379,492 shares of common stock. As part of the agreement, each exchanging holder has agreed with the Company to certain limitations on each holder’s right to sell the shares issued in the exchange over at least the next four months.

“As we have grown and achieved significant revenues in the first half of 2015, we are pleased to complete the conversion of these preferred shares,” stated CEO and Chairman Joe Beyers. “We are grateful to our original investors that helped us to launch Inventergy and are excited about the next phase of the Company,” Beyers continued.

About Inventergy Global, Inc.

Inventergy is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek" and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784

inventergy.com  / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008